                                                                     EXHIBIT 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER


                          dated as of November 2, 1999


                                  by and among


                              QUEST SOFTWARE, INC.,


                         QUEST ACQUISITION CORPORATION,


                             MBR TECHNOLOGIES, INC.,


                                   JOHN ROCHA,


                               JOSEPH F. BRUSATTO,


                                 MICHAEL Q. MAI


                                       and


                             VICENTE PEREZ DE TUDELA

================================================================================

                               TABLE OF CONTENTS
                               -----------------


ARTICLE I THE MERGER.........................................................................1
        1.1    Merger; Effective Time of the Merger..........................................1
        1.2    Closing.......................................................................1
        1.3    Effective Time................................................................1
        1.4    Effect of the Merger..........................................................1
        1.5    Tax-Free Reorganization.......................................................2

ARTICLE II EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES....................................2
        2.1    Effect on Common Stock........................................................2
        2.2    Appraisal Rights..............................................................4
        2.3    Surrender of MBR Common Stock Certificates and Delivery of Quest Common
               Stock Certificates and Cash...................................................4
        2.4    No Further Ownership Rights in MBR Common Stock...............................6
        2.5    Lost, Stolen or Destroyed Certificates........................................6
        2.6    Exemption from Registration; California Permit................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MBR AND THE SHAREHOLDERS.......................6
        3.1    Corporate Existence, Good Standing and Authority..............................6
        3.2    Capitalization................................................................7
        3.3    Subsidiaries..................................................................8
        3.4    Financial Statements..........................................................8
        3.5    Absence of Certain Changes....................................................8
        3.6    Properties...................................................................10
        3.7    Accounts Receivable..........................................................11
        3.8    Indebtedness.................................................................11
        3.9    Litigation...................................................................11
        3.10   No Breach....................................................................11
        3.11   Employees and Employee Benefit Plans.........................................12
        3.12   Insurance....................................................................14
        3.13   Contracts and Permits........................................................14
        3.14   Charter Documents............................................................16
        3.15   Directors, Officers and Employees............................................16
        3.16   Powers of Attorney; Bank Accounts............................................16
        3.17   Environmental Matters........................................................17
        3.18   Affiliate Relationships......................................................17
        3.19   No Termination of Business Relationship......................................18
        3.20   Compliance with Law, Governmental Consent....................................18
        3.21   Consents of Non-Governmental Third Parties; Third Party Interests............18
        3.22   Patents, Trademarks, etc.....................................................18
        3.23   Employees....................................................................20
        3.24   Brokers or Finders...........................................................20

                               TABLE OF CONTENTS
                               -----------------


        3.25   Taxes........................................................................20
        3.26   No Undisclosed Liabilities...................................................22
        3.27   Change of Control Payments...................................................22
        3.28   Workers' Compensation........................................................22
        3.29   Year 2000 Compliant..........................................................22
        3.30   Warranty Obligations.........................................................22
        3.31   Voting Agreement.............................................................23
        3.32   Fairness Opinion.............................................................23
        3.33   Deliverables to AG Consulting................................................23
        3.34   Disclosure...................................................................23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Quest AND SUB..................................23
        4.1    Organization and Standing; Certificate of Incorporation and Bylaws...........23
        4.2    Capitalization...............................................................24
        4.3    Authorization................................................................24
        4.4    Compliance with Other Instruments............................................24
        4.5    Governmental Consent, etc....................................................24
        4.6    SEC Documents; Quest Financial Statements....................................25
        4.7    Litigation...................................................................25
        4.8    Disclosure...................................................................25

ARTICLE V CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; ADDITIONAL AGREEMENTS...........25
        5.1    Conduct of Business of MBR...................................................25
        5.2    Access to Information........................................................28
        5.3    Other Negotiations; Promissory Note..........................................38
        5.4    Breach of Representations and Warranties.....................................29
        5.5    Transaction Expenses.........................................................29
        5.6    Public Announcements.........................................................29
        5.7    Escrow Agreement.............................................................29
        5.8    FIRPTA.......................................................................29
        5.9    Regulatory Filings; Consents; Reasonable Efforts.............................29
        5.10   NMS Listing..................................................................30
        5.11   Employment Offer Letters.....................................................30
        5.12   Closing Option Grants........................................................30
        5.13   Employee Bonuses.............................................................30
        5.14   Consents of [MBR's Auditors].................................................30
        5.15   Voting Agreement.............................................................30
        5.16   Receipt of Quest SEC Document................................................30
        5.17   Transfer of Rights to Technology.............................................31

ARTICLE VI CONDITIONS PRECEDENT.............................................................31
        6.1    Conditions to Each Party's Obligation to Effect the Merger...................31
        6.2    Conditions of Obligations of Quest and Sub...................................32
        6.3    Conditions of Obligations of MBR and the Shareholders........................33

                               TABLE OF CONTENTS
                               -----------------


ARTICLE VII TERMINATION.....................................................................34
        7.1    Termination..................................................................34

ARTICLE VIII INDEMNIFICATION AND ESCROW FUND................................................36
        8.1    Indemnity and Escrow Fund....................................................36
        8.2    Escrow Period................................................................36
        8.3    Claims Upon Escrow Fund......................................................36
        8.4    Objections to Claims.........................................................37
        8.5    Attempt to Resolve Conflicts; Arbitration....................................37
        8.6    Shareholders' Agent..........................................................38
        8.7    Actions of the Shareholders' Agent...........................................39
        8.8    Third-Party Claims...........................................................39
        8.9    Limitations..................................................................39

ARTICLE IX ADDITIONAL COVENANTS.............................................................40
        9.1    Shareholder Liabilities......................................................40
        9.2    Releases.....................................................................40
        9.3    Rule 144(c)..................................................................41

ARTICLE X GENERAL PROVISIONS................................................................41
        10.1   Survival of Representations, Warranties and Agreements.......................41
        10.2   Amendment....................................................................41
        10.3   Extension; Waiver............................................................41
        10.4   Notices and Consents.........................................................41
        10.5   Interpretation...............................................................42
        10.6   Counterparts.................................................................43
        10.7   Entire Agreement.............................................................43
        10.8   No Transfer..................................................................43
        10.9   Severability.................................................................43
        10.10  Other Remedies...............................................................43
        10.11  Further Assurances...........................................................43
        10.12  Absence of Third-Party Beneficiary Rights....................................43
        10.13  Mutual Drafting..............................................................43
        10.14  Governing Law................................................................44
        10.15  Specific Performance.........................................................44

                               TABLE OF CONTENTS
                               -----------------

EXHIBITS
--------
Exhibit 3.31          Voting Agreement
Exhibit 5.7           Escrow Agreement
Exhibit 5.13          Special Bonus Plan
Exhibit 6.2(e)        Form of Employment Agreement
Exhibit 6.2(d)        Opinions of Gibson Dunn & Crutcher LLP
Exhibit 6.2(g)        Form of Noncompetition Agreement
Exhibit 6.3(c)        Opinions of Brobeck, Phleger & Harrison LLP
Exhibit 8.1           Additional Indemnifiable Items


SCHEDULES
---------

MBR Disclosure Schedule
Quest Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER is dated as of November 2, 1999 among QUEST SOFTWARE, INC., a California corporation ("Quest"), QUEST ACQUISITION CORPORATION, a California corporation and a wholly-owned subsidiary of Quest ("Sub"), MBR TECHNOLOGIES, INC., a California corporation ("MBR"), and JOHN ROCHA ("Rocha"), JOSEPH F. BRUSATTO ("Brusatto"), MICHAEL Q. MAI ("Mai") and VICENTE PEREZ DE TUDELA ("Tudela") (individually, a "Shareholder" and collectively, the "Shareholders").

        INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual covenants and agreements contained herein, Quest, Sub, MBR, and the Shareholders hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 Merger; Effective Time of the Merger. Upon the terms and conditions hereinafter set forth and in accordance with the California General Corporation Law ("CGCL"), at the Effective Time (as defined in Section 1.3 below), Sub shall be merged with and into MBR (the "Merger"), and thereupon, the separate existence of Sub shall cease and MBR, as the Surviving Corporation (as defined in Section 1.4 below), shall continue to exist under and be governed by the CGCL.

        1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California 92618, as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        1.3 Effective Time. As soon as practicable after all of the conditions set forth in Article VI are satisfied or waived, the parties hereto shall cause an Agreement of Merger (or like instrument) and any other appropriate documentation ("Agreement of Merger") meeting the requirements of Section 1103 of the CGCL to be properly executed and filed in accordance with the CGCL on the Closing Date. The Merger shall become effective at the time of acceptance by the Secretary of State of the State of California of such filing in accordance with the CGCL, or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

        1.4 Effect of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into MBR (MBR and Sub are sometimes referred to herein as the "Constituent Corporations," and MBR, after giving effect to the Merger, is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation; (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation; (iv) the directors and officers of Sub shall be the directors and officers of the Surviving Corporation; and (v) the Merger shall have all the effects provided by the applicable provisions of the CGCL. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions and duties of each of the Constituent Corporations.

        1.5 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE II
                 EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

        2.1 Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Quest, Sub, MBR, the Shareholders or any other holder of any capital stock of MBR:

               (a) Conversion of MBR Common Stock. Subject to the terms and conditions of this Agreement, including, without limitation, the expense provisions set forth in Section 5.5 hereof and the escrow provisions set forth in Article VIII hereof, each share of Common Stock of MBR that is issued and outstanding immediately prior to the Effective Time (the "MBR Common Stock") (provided that shares of MBR Common Stock, if any, for which the holder has perfected appraisal rights under Section 1300 of the CGCL ("Dissenting Shares") shall not be converted into the right to receive any cash or shares of Common Stock of Quest ("Quest Common Stock") as set forth herein, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CGCL) will be converted, without any required action on the part of the holder thereof, into a right to receive (i) an amount in cash equal to the quotient obtained by dividing (A) an amount equal to $1,500,000 (the "Aggregate Cash Payment"), as adjusted pursuant to Section 2.1(g) below, minus the sum of (v) an amount equal to the MBR Transaction Expenses (as defined below), plus (w) $45,000, plus (x) an amount equal to the unpaid principal amount and all accrued interest thereon under the Promissory Notes (as defined below) as of and including the Closing Date, plus (y) any Excess Shareholder Loan Amount (as defined in Section 9.1 below), plus (z) any Option Payment Overage by (B) the number of shares of MBR Common Stock issued and outstanding immediately prior to the Effective Time (the "Per Share Cash Payment"), and (ii) a fraction of a share of Quest Common Stock equal to the "Exchange Ratio."

               (b) Exchange Ratio. The Exchange Ratio shall be determined by dividing

                      (i) the number of shares of Quest Common Stock (the "Merger Shares") equal to the quotient obtained by dividing (A) $10,000,000 (the "Aggregate Stock Payment"), as adjusted pursuant to
        Section 2.1(g) below, by (B) the Average Price (as defined in Section 2.1(g) below); by

                      (ii) the number of shares of MBR Common Stock issued and outstanding immediately prior to the Effective Time.

        For purposes of this Agreement, "MBR Transaction Expenses" means any and all costs and expenses of MBR and the Shareholders incurred in connection with the Merger and this

Agreement, including, without limitation, fees and expenses of legal counsel, financial and business advisors and accountants, and any investment banking and broker commissions (including, without limitation, the commission and other fees of Mike Ellington and/or SEG Companies).

        For purposes of this Agreement, "Promissory Notes" means those Promissory Notes of MBR held by Quest dated October 5, 1999 and October 11, 1999, for $50,000 and $450,000, respectively.

               (c) Stock Options and Warrants. At the Effective Time, all then-issued and outstanding stock options to purchase MBR Common Stock shall be cancelled and MBR shall pay each holder of such options an amount per option share a cash consideration in accordance with the terms of the MBR Fiscal Year 2000 Equity Incentive Plan. At the Closing, Quest shall pay to MBR an amount in cash equal to the aggregate amount of cash required to pay such cash consideration not to exceed $100,000. If the aggregate amount of cash required to pay such cash consideration to the holders of such options exceeds $100,000 (the "Option Payment Overage"), such amount shall reduce, on a dollar-for-dollar basis, the Aggregate Cash Payment under Section 2.1. At the Effective Time, except as set forth in Section 6.1(l), all then-issued and outstanding warrants to acquire shares of MBR Common Stock ("MBR Warrants") shall be exercised in full. Any MBR Warrants that remain unexercised at the Effective Time shall be cancelled.

               (d) Adjustments to Per Share Cash Payment and Exchange Ratio. The Per Share Cash Payment and Exchange Ratio shall be adjusted accordingly to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Quest Common Stock and MBR Common Stock), reorganization, recapitalization or other like change with respect to Quest Common Stock and MBR Common Stock occurring after the date of this Agreement and prior to the Effective Time.

               (e) Fractional Shares. No fraction of a share of Quest Common Stock will be issued by virtue of the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Quest. In lieu of issuing fractional shares, each holder of shares of MBR Common Stock who would otherwise be entitled to a fraction of a share of Quest Common Stock (after aggregating all fractional shares of Quest Common Stock to be received by such holder) shall receive from Quest an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Price.

               (f) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully-paid and non-assessable share of the Surviving Corporation's Common Stock.

               (g) Average Price. For purposes of this Agreement, the term "Average Price" shall mean the per share average of the closing prices of one share of Quest Common Stock on the NASDAQ National Market for the five trading days ending one day prior to the Closing Date; provided, that if the Average Price is less than $35 per share, Quest shall have the right to increase the Aggregate Cash Payment and reduce the Aggregate Stock Payment on a dollar-for-dollar basis; provided further, that in no event shall (i) the aggregate of the Aggregate Cash

Payment and Aggregate Stock Payment be less than $11.5 million or (ii) the amount of the Aggregate Cash Payment (together with any other cash paid to holders of Dissenting Shares or otherwise considered for purposes of Section 368(a)(2)(D) of the Code), exceed 20% of the total purchase price for MBR in the Merger.

        2.2 Appraisal Rights.

               (a) Holders of Dissenting Shares who have complied with all requirements for perfecting the appraisal rights as set forth in Section 1300 of the CGCL shall be entitled to their rights under such laws as may be agreed to by such shareholders and MBR or as finally determined by a court of competent jurisdiction. Each holder of Dissenting Shares who becomes entitled to payment of the value of shares of stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

               (b) Notwithstanding the provisions of subsection 2.2(a), if after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, such shares shall automatically thereupon be converted into and represent only the right to receive Quest Common Stock in accordance with
Section 2.1, without interest thereon, less any Escrow Shares required to be set aside with respect to such Dissenting Shares (that lose their status as such) pursuant to Article VIII.

               (c) MBR shall give Quest (i) prompt notice of any written demands for appraisal of any shares of MBR Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by MBR which relate to any such demand for appraisal; and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the CGCL. MBR shall not, except with the prior written consent of Quest, voluntarily make any payment with respect to any demands for appraisal of MBR Common Stock or offer to settle or settle any such demands.

        2.3 Surrender of MBR Common Stock Certificates and Delivery of Quest Common Stock Certificates and Cash.

               (a) Exchange Agent. Prior to the Closing Date, Quest shall appoint U.S. Stock Transfer Corp. or another similar institution, to act as the exchange and paying agent (the "Exchange Agent") in the Merger.

               (b) Quest to Provide Common Stock and Cash. Promptly after the Effective Time, Quest shall make available to the Exchange Agent for exchange in accordance with this Article II, through such reasonable procedures as Quest may adopt, the Merger Shares issuable at the Effective Time pursuant to Section 2.1 for the outstanding shares of MBR Common Stock, less such number of shares of Quest Common Stock as shall be deposited into the Escrow Fund (as defined in Section 8.1 below) pursuant to the requirements of Article VIII of this Agreement and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.1(e). In addition, on the Closing Date, upon the terms and subject to the conditions contained in this Agreement, Quest shall pay to the Exchange Agent for application in accordance with Section 2.1, an amount in immediately available funds equal to the Aggregate Cash Payment, as adjusted and less the amounts noted in Sections 2.1(a)(i)(A)(v), (w), (x), (y) and (z) above.

               (c) Exchange Procedures for Shares of Quest Common Stock. Promptly after the Effective Time, Quest shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MBR Common Stock (the "Certificates") whose shares were converted into a right to receive shares of Quest Common Stock and a portion of the Aggregate Cash Payment pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Quest may reasonably specify); and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the appropriate number of shares of Quest Common Stock and the appropriate portion of the Aggregate Cash Payment. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate representing the number of whole shares of Quest Common Stock and the portion of the Aggregate Cash Payment which such holder has the right to receive pursuant to Section 2.1. The Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate (except a Certificate representing Dissenting Shares, if any) will be deemed, from and after the Effective Time, to represent solely the right to receive upon such surrender that number of full shares of Quest Common Stock and the portion of the Aggregate Cash Payment into which such shares of MBR Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares, both in accordance with Section 2.1.

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Quest Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Quest Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of Quest Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Quest Common Stock.

               (e) Transfers of Ownership. If any certificate for shares of Quest Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Quest or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Quest Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of Quest or any agent designated by it that such tax has been paid or is not payable.

               (f) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Quest Common Stock or MBR Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.4 No Further Ownership Rights in MBR Common Stock. All shares of Quest Common Stock issued and the Aggregate Cash Payment paid upon the surrender for exchange of shares of MBR Common Stock in accordance with the terms of Section
2.1 hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MBR Common Stock and there shall be no further registration of transfers on the records of MBR of shares of MBR Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 2.3.

        2.5 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of MBR Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Quest Common Stock, the appropriate portion of the Aggregate Cash Payment and cash for fractional shares, if any, as may be required pursuant to Section 2.1; provided, that Quest may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to indemnify Quest against any loss or cost incurred by or claim that may be made against Quest, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.6 Exemption from Registration; California Permit. The Merger Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 3(a)(10) thereof. The Quest Common Stock will be qualified under the California Securities Law of 1968, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law. Each of Quest and MBR shall use its commercially reasonable efforts, as promptly as practicable following the execution and delivery of this Agreement, to (i) file an application for the issuance of a California permit to issue the Quest Common Stock and (ii) obtain such permit. All filing fees with respect to the filing of such application shall be borne and paid by Quest.

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF MBR AND THE SHAREHOLDERS

        Except as disclosed in the MBR Disclosure Schedule attached hereto (the "MBR Disclosure Schedule"), MBR and each of the Shareholders, jointly and severally, represent and warrant to Quest and Sub as set forth below. The MBR Disclosure Schedule shall be arranged in sections corresponding to the specific numbered and lettered Section contained in this Agreement.

        3.1 Corporate Existence, Good Standing and Authority. MBR is a corporation duly organized, validly existing and in good standing under the laws of the State of California. MBR has full corporate power and corporate authority to carry on its business as now being conducted and is entitled to own, lease or operate the property and assets now owned, leased or operated by it, and has no operations or employees and conducts no business outside of the States or Countries listed in Section 3.1 of the MBR Disclosure Schedule. MBR is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have, or reasonably could be expected to have, a material adverse effect on the assets, liabilities, business, financial condition, results of operations, or prospects of MBR (a "Material Adverse Effect") or (ii) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement. MBR has all requisite corporate power and authority to enter into this Agreement and all agreements and other documents to be entered into in connection herewith and to consummate the transactions contemplated hereby. All corporate action on the part of MBR and its respective directors and shareholders, necessary for the authorization, execution, delivery and performance of this Agreement and all other agreements to be entered into in connection herewith by MBR, and the performance of the respective obligations of MBR and the Shareholders hereunder and thereunder has been taken or will be taken prior to the Closing Date. This Agreement and all agreements and other documents to be entered into in connection herewith have been duly executed and delivered by MBR and the Shareholders and constitute legal, valid and binding obligations of MBR and each of the Shareholders, enforceable against MBR and each of the Shareholders in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.2 Capitalization.

               (a) The authorized capital stock of MBR consists of 10,000,000 shares of Common Stock, no par value per share, of which 1,025,000 shares are issued and outstanding. All of the MBR Common Stock is owned, beneficially and of record, only by the shareholders listed in Section 3.2(a) of the MBR Disclosure Schedule, which lists the names, addresses and number of shares held. All of the outstanding MBR Common Stock has been duly authorized, validly issued and is fully paid and nonassessable and, as of the Closing Date, will be issued in compliance with all federal and state securities laws (including, without limitation, any filing, notice, qualification or registration requirements with any federal or state authority). Other than as described in Section 3.2(a) of the MBR Disclosure Schedule, there are no options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights), written or oral, providing for the purchase, issuance, sale or pledge of any shares of capital stock of MBR or any securities convertible into or exchangeable for any shares of capital stock of MBR ("MBR Rights"). Section 3.2(a) of the MBR Disclosure Schedule also contains a schedule listing each holder of an MBR Right and the number of rights held by such holder. Except as set forth in Section 3.2(a) of the MBR Disclosure Schedule, there are no obligations, contingent or otherwise, of MBR to repurchase, redeem or otherwise acquire any shares of MBR Common Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Section 3.2(a) of the MBR Disclosure Schedule will be updated immediately prior to Closing to reflect the conversion of all MBR Rights into MBR Common Stock.

               (b) Except as set forth in Section 3.2(b) of the MBR Disclosure Schedule, MBR is not in active discussion, formal or informal, with any person or entity regarding the issuance of any form of additional MBR equity or MBR Right. Except as provided in this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the MBR Common Stock.

        3.3 Subsidiaries. Except as set forth in Section 3.3 of the MBR Disclosure Schedule, MBR has never been a subsidiary of any other entity and does not currently own, nor has it ever owned, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity. MBR does not control, directly or indirectly, the management or policies of any other corporation, association, joint venture or other business entity.

        3.4 Financial Statements. The financial statements which include the balance sheet and related results of operations and statement of shareholders' equity and cash flows of MBR at and for its fiscal year ended March 31, 1999 (audited) (the "Financial Statements") and an internally generated income statement and balance sheet at and for the 6-month period ended September 30, 1999 (unaudited) (the "Interim Information") are attached to Section 3.4 of the MBR Disclosure Schedule. The internal books and records of MBR from which the Financial Statements and the Interim Information were prepared do not contain any information which is false or misleading. The Financial Statements (i) were prepared in accordance with such books and records; (ii) were prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), applied on a consistent basis throughout the periods presented; and
(iii) present fairly the financial position and results of operations of MBR at the dates and for the periods reflected therein. The Interim Information (i) was prepared in accordance with such books and records; and (ii) presents fairly the financial position and results of operations of MBR at the dates and for the periods reflected therein. The reserves set forth in the Financial Statements are adequate for MBR's business in light of the contingencies with respect to which they were established.

        3.5 Absence of Certain Changes. Since March 31, 1999, except as set forth in the Interim Information or Section 3.5 of the MBR Disclosure Schedule and except for the events and transactions expressly contemplated by this Agreement, there has not been in respect of MBR:

               (a) Any Material Adverse Effect;

               (b) The entering into of any Contract, material commitment or transaction or the incurrence of any material liabilities outside the ordinary course of business consistent with past practice;

               (c) Any material increase in the compensation paid or payable by MBR to any of its officers, directors, employees, agents, consultants or shareholders;

               (d) Any declaration, setting aside or payment of dividends or distributions in respect of the capital stock of MBR, or any split-up or other recapitalization in respect of the capital stock of MBR or any direct or indirect redemption, purchase or other acquisition of any such capital stock, or any agreement to do any of the foregoing;

               (e) Any indebtedness incurred by MBR exceeding $25,000, individually or in the aggregate, other than the indebtedness incurred under the Promissory Notes (as defined in Section 5.3 below);

               (f) Any loan exceeding $25,000 made or agreed to be made by MBR, nor has MBR become liable or agreed to become liable as a guarantor with respect to any loan exceeding $25,000;

               (g) Any amendment to MBR's Articles of Incorporation or bylaws;

               (h) Any change in the accounting methods, practices or policies followed by MBR, whether for general financial or tax purposes, from those in effect from inception;

               (i) Other than in the ordinary course of its business, any sale, assignment, transfer or licensing of any patents, trademarks, copyrights, trade secrets or other proprietary or intangible assets of MBR;

               (j) Any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on (except for liens for taxes not yet due), any material property or asset, tangible or intangible, of MBR or any agreement to do any of the foregoing, other than acquisitions of inventory, or licenses of products, in the ordinary course of business consistent with past practice;

               (k) Any capital expenditures or commitments for additions to property, plant or equipment of MBR constituting capital assets in an amount exceeding $50,000 individually or $150,000 in the aggregate;

               (l) Any payment, discharge or satisfaction, in an amount in excess of $50,000 in any one case or $150,000 in the aggregate, of any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements and other than liabilities incurred in the ordinary course of business since March 31, 1999 and other than the payment of the Promissory Notes;

               (m) Any failure to pay or otherwise satisfy any material liabilities presently due and payable of MBR except such liabilities which are being contested in good faith by appropriate means or proceedings or which are immaterial in amount;

               (n) Any issuance of shares of capital stock of MBR or any options, warrants, or other rights to purchase the shares of capital stock of MBR;

               (o) To the knowledge of MBR and the Shareholders, any actual or threatened amendment, termination or loss of (i) any material contract, lease, license or other agreement to which MBR was or is a party; (ii) any material certificate, license or other authorization required for the continued operation by MBR of any portion of any of its business; or (iii) any customer or other material revenue source;

               (p) Any resignation or termination of any key officer, employee or consultant of MBR; and, to the knowledge of MBR and the Shareholders, any impending or threatened resignation or termination of employment of any such officer, employee or consultant;

               (q) The entering into of any transaction with any officer, director or shareholder of MBR, other than pursuant to any Contract disclosed pursuant to Section 3.13 of the MBR Disclosure Schedule;

               (r) Any change in any material election in respect of taxes, adoption or change in any accounting method in respect of taxes, the entering into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, any settlement or compromise of any claim or assessment in respect of taxes, or any consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes with any taxing authority or otherwise;

               (s) The commencement of any legal or administrative action or proceeding by MBR or the commencement of any legal or administrative action or proceeding against MBR of which MBR has notice;

               (t) Any agreement or commitment by MBR to do any of the things described in this Section 3.5; or

               (u) To the knowledge of MBR and the Shareholders, any fact or circumstance that would reasonably be expected to cause the reserves set forth in the Financial Statements to be inadequate.

        3.6 Properties. MBR does not own or hold title to any real property. With respect to the property and assets it leases, MBR is in compliance with such leases and holds a valid leasehold interest in such property and assets free of any liens, claims or encumbrances of any kind whatsoever (except for liens for taxes not yet due). There is set forth in Section 3.6 of the MBR Disclosure Schedule: (i) a list of all leases or rental contracts under which MBR is a lessee, lessor, sublessee or sublessor; and (ii) a list of all equipment used by MBR in the operation of its business which is owned or leased by MBR and which had an original cost of $25,000 or more. MBR has beneficial ownership of and good and marketable title to, or sufficient rights to use for the purposes of the business of MBR, all properties and assets used in its operations or necessary for the conduct of its business, and the properties and assets owned by MBR are subject to no mortgages, liens, pledges, loans or encumbrances of any kind whatsoever, except for the loans from Quest evidenced by the Promissory Notes (as defined in Section 5.3), the liens created by the Security Agreement between MBR and Quest dated October 5, 1999 and liens for taxes not yet due. All real and tangible personal property, including machinery, equipment and fixtures currently used by MBR in the operation of its business is, and at the time of Closing will be, in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used. All improvements on leased property used by MBR in the operation of its business and the current use thereof are in accordance with all applicable laws and the agreements under which such improvements are leased. The value of any fixed asset used by MBR in the operation of its business has not been written up or down, other than pursuant to depreciation or amortization expenses in accordance with GAAP, applied on a consistent basis.

        3.7 Accounts Receivable. Section 3.7 of the MBR Disclosure Schedule contains (i) a complete and accurate list of the accounts and notes receivable in excess of $1,000 of MBR as of the date of this Agreement (which Section of the MBR Disclosure Schedule will be updated immediately prior to Closing); and
(ii) a complete and accurate schedule showing the aging of such accounts and notes receivable. Such accounts and notes receivables arose in bona-fide, arms length transactions in the normal course of MBR's business and, to the knowledge of MBR and the Shareholders, such accounts and notes receivable (A) are and will be at the Closing valid and binding obligations of the account debtors without counterclaims, set-offs or other defenses thereto and (B) are (except to the extent of the reserves thereon as set forth in the Financial Statements) collectible in the ordinary course of business. The values at which accounts and notes receivable are carried on the books and records of MBR reflect the receivables valuation policy of MBR which is consistent with its past practice and in accordance with GAAP, applied on a consistent basis.

        3.8 Indebtedness. Section 3.8 of the MBR Disclosure Schedule contains a complete list of each and every agreement or other instrument under or pursuant to which MBR has outstanding indebtedness for borrowed money. MBR has furnished Quest with true and correct copies of each such agreement and instrument, including all amendments with respect thereto through the date of this Agreement. MBR is not in default under any such agreement or instrument and, to the knowledge of MBR and the Shareholders, no other party to any such agreement or instrument is in default under any such agreement or instrument.

        3.9 Litigation. No litigation, arbitration or other judicial or regulatory proceeding is pending or, to the knowledge of MBR and the Shareholders, threatened by or against MBR, its properties or assets, the MBR Common Stock or the officers or directors of MBR (in their capacity as such) before any court or any government agency, foreign or domestic, and, to the knowledge of MBR and the Shareholders, no facts exist which would reasonably be expected to form the basis for any such litigation, arbitration or proceeding. To the knowledge of MBR and the Shareholders, MBR is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its business by any governmental authority or any other person, and, to the knowledge of MBR and the Shareholders, no facts exist which would reasonably be expected to form the basis for any such investigation. There is no judgment, writ, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MBR, its properties, intellectual property rights or assets or the MBR Common Stock.

        3.10 No Breach. The execution and delivery of this Agreement and the other agreements to be entered into in connection herewith, the consummation of the transactions and government hearing contemplated by this Agreement and such other agreements and Quest's operation of the business of MBR following the Closing in a manner consistent with the conduct of such operations prior to the Closing will not result in or constitute any of the following: (i) a conflict, violation or default with or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of MBR, any Permits (as defined in Section 3.13), any Contracts (as defined in Section 3.13); (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of or permit the subordination of any right of MBR; (iii) the creation or imposition of any lien, charge, interest, or encumbrance on any of the assets of MBR or the MBR Common Stock; or (iv) conflict with or result in the violation or breach of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to MBR, its intellectual property rights, assets or the MBR Common Stock.

        3.11 Employees and Employee Benefit Plans.

               (a) Section 3.11 of the MBR Disclosure Schedule contains a list of each labor and employment agreement to which MBR is a party or by which it is bound, employee benefit program, arrangement, contract, and plan (including, without limitation, any employment, consulting agreement consulting agreements providing for annual compensation in excess of $25,000, severance, deferred compensation, bonus, stock option, stock purchase, phantom stock, stock appreciation, and "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") currently maintained or contributed to by MBR or any MBR subsidiary or other trade or business (whether or not incorporated) treated as a single employer with MBR pursuant to
Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the "Code") is a party (a "MBR ERISA Affiliate"), or with respect to which MBR or any MBR ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or Section 412 of the Code (the "MBR Benefit Plans").

               (b) With respect to each MBR Benefit Plan, MBR has delivered or made available to Quest a true, complete and correct copy of (i) such MBR Benefit Plan document(s) and the most recent summary plan description related to such MBR Benefit Plan, if a summary plan description is required therefor; (ii) each trust agreement or other funding arrangement relating to such MBR Benefit Plan; (iii) the most recent annual report (Form 5500), filed with the Internal Revenue Service ("IRS") with respect to such MBR Benefit Plan; (iv) the most recent actuarial report or financial statement relating to such MBR Benefit Plan; (v) the most recent actual deferral percentage test and actual contribution percentage test; and (vi) the most recent determination letter issued by the IRS with respect to such MBR Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither MBR nor any MBR Affiliate has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any MBR Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

               (c) Each MBR Benefit Plan has been administered in all material respects in accordance with its terms, and all contributions required to be made under the terms of any of the MBR Benefit Plans of the date of this Agreement and the Closing Date have been or will be timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the MBR Benefit Plans prior to the date of this Agreement. With respect to the MBR Benefit Plans, no event has occurred and, to the knowledge of MBR and the Shareholders, there exists no condition or set of circumstances in connection with which MBR or any MBR ERISA Affiliate could be subject to any liability under the terms of such MBR Benefit Plans, ERISA, the Code or any other applicable law which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MBR or the Surviving Corporation.

               (d) MBR on behalf of itself and all of the MBR ERISA Affiliates hereby represents that, except in those instances where the failure of such representation to be true could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MBR or the Surviving
Corporation: (i) each MBR Benefit Plan which is intended to be qualified under
Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS as to its qualified status under the Code, including, without limitation, its qualification under the Tax Reform Act of 1986, and each trust established in connection with any MBR Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to MBR's and the Shareholders' knowledge no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such MBR Benefit Plan or the exempt status of any such trust; (ii) to MBR's and the Shareholders' knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any MBR Benefit Plan; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any MBR Benefit Plan subject to Title IV of ERISA; (iv) no MBR Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such MBR Benefit Plan; (v) none of the assets of MBR or any MBR ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no MBR Benefit Plan which is subject to Title IV of ERISA has an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA); and (vi) each MBR Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of MBR and the Shareholders is threatened, against or with respect to any such MBR Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims).

               (e) No payment or benefit which will be made by MBR or any MBR ERISA Affiliate under any MBR Benefit Plan will constitute an excess parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of MBR or any MBR ERISA Affiliate to severance benefits or any other payment, except as expressly provided by this Agreement; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider. As of September 30, 1999, there were accrued sales commissions of approximately $8,500 under the MBR Commission Plan A, Fiscal Year 1999 (the "1999 Commission Plan"). The 1999 Commission Plan is terminable at any time by MBR. Upon termination of the MBR employees and the 1999 Commission Plan by MBR effective as of the Effective Time, there will not be any continuing obligation of Quest or the Surviving Corporation thereunder other than commissions that were accrued through the Effective Time.

               (f) MBR is not a party to any collective bargaining or other labor union contract applicable to persons employed by MBR and no collective bargaining agreement is being negotiated by MBR. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against MBR pending or, to the knowledge of MBR or the Shareholders, threatened which may interfere with the respective business activities of MBR, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on MBR or the Surviving Corporation. As of the date of this Agreement, to the knowledge of MBR and the Shareholders, none of MBR or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of MBR, and there is no charge or complaint against MBR by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on MBR or the Surviving Corporation.

               (g) Except as required by law, no MBR Benefit Plan provides any of the following retiree benefits to any person: medical, disability or life insurance benefits. To MBR's and the Shareholders' knowledge, MBR and the MBR ERISA Affiliates are in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder; and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including the proposed regulations) thereunder, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MBR or the Surviving Corporation.

               (h) MBR is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of employees of MBR, nor has any such unit or group notified MBR of an intention to commence any organizational activities among the employees of MBR. Section 3.11 of the MBR Disclosure Schedule contains a list of (i) each collective bargaining agreement and other labor agreement to which MBR is a party or by which it is bound.

        3.12 Insurance. There is set forth in Section 3.12 of the MBR Disclosure Schedule a complete and accurate list and summary of all policies of insurance of any nature whatsoever maintained by MBR pertaining to the business of MBR, showing, among other things, the amount of coverage, the company issuing the policy, the expiration date of each policy and the amount of any premiums thereunder which are due and payable. Such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously since inception. True and correct copies of all current insurance policies of MBR have been made available to Quest for inspection. MBR is not in default under any of such policies, and MBR has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. MBR is not aware of any facts concerning MBR or its business, operations, assets and liabilities, contingent or otherwise, upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies and all such insurance policies can be maintained in full force and effect without substantial increase in premium or reducing the coverage thereof following the Closing. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

        3.13 Contracts and Permits. (A) There is set forth in Section 3.13(A) of the MBR Disclosure Schedule a complete and accurate list of:

               (a) Each agreement, contract or commitment, whether written or oral, between MBR and any party to whom MBR provides products or services, which involved payments to MBR of more than $25,000 during any 12-month period or can reasonably be expected to involve payments to MBR of more than $25,000 during any 12-month period;

               (b) Each agreement, contract or commitment (except for real property leases, equipment lease contracts, evidence of indebtedness and insurance contracts), whether written or oral, between MBR and any party to whom MBR is obligated or can reasonably be expected to be obligated to pay more than $25,000 for any 12-month period;

               (c) Each agreement, contract or commitment for the license of any patent, copyright, trade secret, know-how, idea, technology process, or other proprietary right of MBR or any third party to which MBR is a party;

               (d) Each material permit, license, franchise, and each other material certificate or authorization required to conduct the business of MBR by any governmental or other authority having jurisdiction in any area where MBR provides products or services (a "Permit" or "Permits"); MBR has provided, or prior to the Closing will provide, Quest with true, correct and complete copies of each Permit.

               (e) Each agreement, contract or commitment containing any covenant limiting the freedom of MBR or, to the knowledge of MBR and the Shareholders after reasonable inquiry of such persons, any MBR employee or consultant to engage in any line of business or compete, directly or indirectly, with any person;

               (f) Each marketing, development, OEM or other strategic distribution agreement;

               (g) Each agreement, contract or commitment of indemnification or guaranty;

               (h) Each agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

               (i) Each agreement, contract or commitment with any employee or consultant related to (A) non-disclosure, confidentiality, assignment of inventions or proprietary rights and non-competition ("Inventions and Non-Disclosure Agreement") or (B) severance payments that become payable in connection with or following the Merger.

        (B) The contracts and agreements which are required to be identified in
Section 3.13 (A) of the MBR Disclosure Schedule are hereinafter referred to as the "Contracts." True and complete copies of each written Contract and true and complete written summaries of each oral Contract have been delivered to Quest by MBR. Except as set forth in Section 3.13(B) of the MBR Disclosure Schedule:

               (a) Each of the Contracts is a valid, binding and enforceable agreement of MBR and, to the knowledge of MBR and the Shareholders, the other parties thereto;

               (b) MBR and the Shareholders have no reason to believe that MBR will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof, and MBR has not been notified by any governmental or other party that such parties intend to cancel, terminate or modify any of such Contracts or the basis upon which MBR is paid thereunder, and MBR and the Shareholders do not know of any valid grounds for any such cancellation, termination or modification;

               (c) There has not occurred any default (or event which upon the provision of notice or lapse of time or both would become such a default) under any of the Contracts on the part of MBR;

               (d) The Contracts are all of the agreements, contracts and commitments that are material to MBR and necessary for the operation of its business;

               (e) The Permits are the only governmental and other permits, licenses, franchises, and other certificates and authorizations that are required for and are material to the operation of the business of MBR;

               (f) The Permits are, and as of the Closing will be, in full force and effect and the continuing validity and effectiveness of such Permits will not be affected by the transactions contemplated by this Agreement;

               (g) MBR is in compliance in all material respects with all conditions or requirements of the Permits, and MBR has not been notified by any governmental or licensing authority that such parties intend to cancel, terminate or modify any of such Permits, and MBR and the Shareholders know of no valid grounds for any such cancellation, termination or modification; and

               (h) MBR is not contractually liable, nor has it made any contract or arrangement where by it may become liable, to any person or entity for any royalty or other consideration for use of any of the Intellectual Property Rights.

        3.14 Charter Documents. MBR has provided to Quest for its examination
(i) true and complete copies of the Articles of Incorporation and Bylaws of MBR, both as amended to the date hereof; (ii) the minute books of MBR containing all proceedings, consents, actions and meetings of the shareholders and board of directors of MBR; and (iii) the stock transfer books of MBR setting forth all transfers of capital stock of MBR since its inception.

        3.15 Directors, Officers and Employees. Section 3.15 of the MBR Disclosure Schedule sets forth a true and complete list of the names and current salaries of all employees and consultants of MBR who earned $50,000 or more for the fiscal year ended March 31, 1999, or who will, at their present salaries, earn $50,000 or more for the fiscal year ending March 31, 2000.

        3.16 Powers of Attorney; Bank Accounts. Section 3.16 of the MBR Disclosure Schedule lists (i) the names and addresses of all persons holding a power of attorney on behalf of MBR; and (ii) the names and addresses of all banks or other financial institutions in which MBR has an account, deposit, or safe-deposit box, with the number and a description of the account and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

        3.17 Environmental Matters.

               (a) For the purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Air Act, Compensation and Liability Act, Emergency Planning and Community Right to Know, Occupational Safety and Health Act and other federal, state or local laws of similar effect, each as amended, and the term "Hazardous Materials" shall mean any hazardous or toxic substances, wastes or materials, defined as such or governed by any applicable Environmental Law, including, without limitation, petroleum, solvents, metals, and Polychlorinated Biphenyls (PCBs).

               (b) (i) MBR and the Shareholders have not received any notices, directives, violation reports, actions or claims from or by (1) any federal, state or local governmental agency concerning MBR and any Environmental Laws; or
(2) any person alleging that, in connection with Hazardous Materials, conditions at any real properties leased by MBR have resulted in or caused or threatened to result in or cause injury or death to any person or damages to any property, including, without limitation, damage to natural resources; (ii) to the knowledge of MBR and the Shareholders, MBR does not currently lease, operate or own any real properties that are listed or are threatened to be listed on a "Superfund" List or with respect to which there is any pending proceeding or investigation under any Environmental Law and no such proceeding or investigation is threatened; (iii) throughout the period of operation of any real properties by MBR, MBR has operated and continues to operate such real properties in compliance with all Environmental Laws; (iv) there has been no spill, discharge, release, contamination or cleanup of any Hazardous Materials used, generated, treated, stored, disposed of or handled by MBR at such real properties; (v) MBR has not used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any liability under any Environmental Laws; and (vi) to the knowledge of MBR and the Shareholders, MBR has obtained all applicable permits, licenses and other authorizations which are material to its business and required to be obtained under all applicable Environmental Laws.

        3.18 Affiliate Relationships. No officer, director or shareholder of MBR (nor any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had a material economic interest), has or has had, directly or indirectly, (i) an interest in any entity which furnishes or sells, a material amount of services or products to MBR furnishes or sells, or proposes to furnish or sell; (ii) any interest in any entity that purchases from or sells or furnishes to MBR, any material amount of products or services; or (iii) a beneficial interest in any contract or commitment set forth in the MBR Disclosure Schedule; provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.18.

        3.19 No Termination of Business Relationship. None of the entities, governmental or otherwise, with which MBR has a material business relationship has given notice or other indication of any intention to cancel or otherwise terminate a business relationship with MBR and MBR does not have any knowledge of any event (including, without limitation, the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a business relationship.

        3.20 Compliance with Law, Governmental Consent. The business and operations of MBR have been and are being conducted in all material respects in compliance with all laws, rules, regulations and licensing requirements thereto, including, without limitation, federal, state and local laws and regulations affecting the protection of consumers and the health and safety of employees and equal employment opportunities. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to MBR in connection with the execution and delivery of this Agreement or the consummation by MBR of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger or any other appropriate documentation with the California Secretary of State and appropriate documents with the relevant authorities of other states in which MBR is qualified to do business; (ii) such consents, approvals, orders, authorizations, registrations, or qualifications as may be required under state securities or Blue Sky laws in connection with the distribution of Quest Common Stock pursuant to the Merger; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required, which if not obtained or made would not have a Material Adverse Effect on MBR.

        3.21 Consents of Non-Governmental Third Parties; Third Party Interests. No consent, waiver or approval of any non-governmental third party is necessary for the consummation by MBR of the transactions contemplated hereby. MBR and the Shareholders are not bound by any oral or written agreement with any third party to sell MBR or any interest therein, including by way of merger, asset sale or otherwise.

        3.22 Patents, Trademarks, etc.

               (a) MBR owns exclusively or has the exclusive right, or prior to the Closing Date will own exclusively or have the exclusive right to use, free and clear of all liens, charges, claims and restrictions, all technology, software, software tools, patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, domain names and other intangible rights and proprietary information necessary for its business as now conducted or currently proposed to be conducted ("Intellectual Property Rights"), and is not infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. Section 3.22(a) of the MBR Disclosure Schedule identifies each patent, trademark registration, service mark registration and copyright registration with respect to the Intellectual Property Rights, or application for any of the foregoing, which is owned or licensed by MBR, has been issued to MBR or has been submitted by MBR for issuance and lists the application and registration number, date of application, date of registration, names of all assignors and registered owners and the country of filing for each such right, if applicable. To the knowledge of MBR and the Shareholders, (i) all applications for registration of such Intellectual Property Rights were true and accurate at the time of filing; and (ii) all fees to maintain such Intellectual Property Rights including, without limitation, registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith, have been paid. The Intellectual Property Rights constitutes all the intellectual property used in and/or necessary to the conduct of MBR's business as it is currently conducted and all intellectual property required for products under development by MBR as of the date hereof.

               (b) MBR has taken all actions that are customary and reasonable in the industry to protect the confidentiality of all trade secrets and confidential information (including, without limitation, know-how, specifications, financial and business and marketing plans) comprising the Intellectual Property Rights. Except as disclosed in Section 3.22(b) of the MBR Disclosure Schedule, all employees of MBR and consultants and contractors performing services on behalf of MBR have entered into a written agreement assigning to MBR all right, title and interest in and to proprietary information and inventions developed, conceived or reduced to practice during their employment or, in the case of consultants and contractors, performance of services on behalf of MBR. Each person presently employed by MBR has executed an Inventions and Non-Disclosure Agreement in MBR's standard form, a true and complete copy of which has been provided to Quest. Such agreements constitute valid and binding obligations of MBR.

               (c) Except as set forth in Section 3.22(c) of the MBR Disclosure Schedule, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property Rights held by any third party, nor is MBR bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. To the knowledge of MBR and the Shareholders, no person or entity has interfered with, infringed upon, misappropriated or violated any Intellectual Property Rights. Neither MBR nor any of the Shareholders has received any communications alleging that MBR has violated or, by conducting its business as proposed, would violate any patent, trademark, service mark, trade name, copyright or trade secret or other proprietary right of any other person or entity.

               (d) There are no contracts or licenses between MBR and any other person with respect to the Intellectual Property Rights under which there is any dispute known to MBR regarding the scope of such contract or license, or performance under such contract or license, including with respect to any payments to be made or received by MBR thereunder.

               (e) Except as set forth in Section 3.22(e) of the MBR Disclosure Schedule, to the knowledge of MBR and the Shareholders after reasonable inquiry, no MBR employee is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of MBR and the Surviving Corporation or that would conflict with MBR's business or the business of the Surviving Corporation as currently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of MBR's business by the employees of MBR, nor the conduct of MBR's as currently proposed, will, to the knowledge of MBR and the Shareholders after reasonable inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or a violation of any fiduciary duty or any contract, covenant or instrument under which any of such employees is now obligated. MBR and the Shareholders do not believe it is or will be necessary to utilize any inventions of any MBR employees (or people it currently intends to hire) made prior to their employment by MBR. No Shareholder has any right, title or interest, individually or jointly with MBR or any other party, in or to the Intellectual Property Rights.

               (f) Section 3.22(f) of the MBR Disclosure Schedule lists all contracts, licenses and agreements between MBR and any other person wherein or whereby MBR has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by MBR or such other person of the intellectual property of any person other than MBR.

               (g) No Intellectual Property Rights or product, technology or service of MBR is subject to any order or action or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Intellectual Property Rights by MBR or that could reasonably be expected to affect the validity, use or enforceability of such Intellectual Property Rights.

        3.23 Employees. No employee of MBR is in violation of any term of any employment contract, or any other contract, agreement or commitment or of any fiduciary duty, relating to the relationship of any such employee with MBR or, to the knowledge of MBR and the Shareholders, any other party because of the nature of the business conducted or to be conducted by MBR.

        3.24 Brokers or Finders. Except as set forth in Section 3.24 of the MBR Disclosure Schedule, MBR has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.25 Taxes.

               (a) All tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) (collectively, the "Tax Returns") required to be filed with any taxing authority with respect to any taxable period ending on or before the Effective Time, by or on behalf of MBR, and any member of any consolidated, combined or unitary group of which MBR is or has been a member (a "Relevant Group"), have been or will be filed when due (including any extensions of such due date). All such Tax Returns are or will be true, complete and correct in all material respects. All taxes due and payable by MBR or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any taxing authority, have been paid or accrued on the balance sheet included in the Financial Statements, except for unpaid accruable taxes incurred by MBR in the ordinary course of its business since March 31, 1999.

               (b) Except in the ordinary course of its business, MBR will not incur any liability for material taxes after the date of this Agreement and prior to the Closing.

               (c) No claim has ever been made by a taxing authority of any jurisdiction in which MBR or any member of a Relevant Group does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

               (d) MBR and all members of a Relevant Group have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

               (e) Neither MBR nor any member of a Relevant Group has knowledge of any actions by any taxing authority in connection with assessing additional taxes against or in respect of it for any past period. There is no dispute or claim concerning any tax liability of MBR or any member of a Relevant Group either (i) threatened, claimed or raised by any taxing authority or (ii) of which MBR is otherwise aware. There are no liens for taxes upon the assets and properties of MBR or any member of a Relevant Group other than liens for taxes not yet due. MBR has delivered to Quest complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all tax examination reports and statements of deficiencies assessed against or agreed to by, MBR since the fiscal year ended March 31, 1999.

               (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, MBR or with respect to any tax assessment or deficiency affecting MBR or any member of a Relevant Group.

               (g) Neither MBR nor any member of a Relevant Group is a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code.

               (h) Neither MBR nor any member of a Relevant Group is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

               (i) Neither MBR nor any member of a Relevant Group has ever been included in the Tax Return of any corporation other than such a return of which MBR is the common parent corporation.

               (j) MBR has not made any payments, is not obligated to make any payments, nor is a party to any contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

               (k) All material elections with respect to income taxes affecting MBR are set forth in Section 3.25(k) of the MBR Disclosure Schedule.

               (l) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items applicable to MBR under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, and (iv) Section 1502 of the Code and Treasury regulations promulgated thereunder.

               (m) MBR is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

               (n) For purposes of this Agreement, "taxes" shall include any interest, penalty or other additional amount imposed with respect to any tax liability.

        3.26 No Undisclosed Liabilities. Except for liabilities incurred in the ordinary course of its business, MBR does not have, and as of the Effective Time will not have, any debts, liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) matured or unmatured ("Liabilities") except
(i) Liabilities which are adequately reflected or fully accrued or provided for in the Financial Statements or the Interim Information; and (ii) Liabilities expressly disclosed in the MBR Disclosure Schedule.

        3.27 Change of Control Payments. Section 3.27 of the MBR Disclosure Schedule sets forth the terms of all agreements, commitments, employment policies, plans or arrangements binding on MBR pursuant to which any amounts may become payable by MBR or the Surviving Corporation (whether currently or in the future) to current or former officers, directors or employees of MBR or others as a result of or in connection with the Merger, including any termination of employment relating to or within one year following the Merger.

        3.28 Workers' Compensation. There are no pending material claims against MBR under any workers' compensation plan or policy or for long-term disability.

        3.29 Year 2000 Compliant. All software designed, manufactured and distributed by MBR is Year 2000 Compliant and, to the knowledge of MBR and the Shareholders, all other software used by MBR in the ordinary course of its business is Year 2000 Compliant. "Year 2000 Compliant" shall mean that the information technology is designed to be used prior to, during and after the calendar year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result or date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

        3.30 Warranty Obligations. Section 3.30 of the MBR Disclosure Schedule sets forth (a) a list of all forms of written warranties, guarantees and written warranty policies of MBR in respect of any of MBR's products and services, which are currently in effect (the "Warranty Obligations"), and the duration of each such Warranty Obligation, (b) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of MBR, threatened dispute and (c) the experience of MBR with respect to warranties, guarantees and warranty policies of or relating to the Company's products and services. True and correct copies of the Warranty Obligations have been delivered to Quest prior to the execution of this Agreement. There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of MBR are not authorized to undertake obligations to any customer or other person in excess of such Warranty Obligations. The balance sheet included in the Financial Statement reflects adequate reserves for Warranty Obligations. All products manufactured, designed, licensed, or sold by the Company are operational and will conform substantially with published documentation and satisfy any and all contract or other specifications related thereto to the extent stated in writing in such contracts or specifications, in each case, in all material respects.

        3.31 Voting Agreement. The holders of more than 90% of the voting power of the capital stock of MBR have agreed in writing to vote for approval of the Merger pursuant to the Voting Agreement attached hereto as Exhibit 3.31 ("Voting Agreement").

        3.32 Fairness Opinion. MBR and the Shareholders have been advised by their financial advisor, SEG Companies, Inc. ("SEG"), that in SEG's opinion, as of the date hereof, the consideration to be received by the holders of the MBR Common Stock pursuant to Section 2.1 is fair, from a financial point of view, to such holders.

        3.33 Deliverables to AG Consulting. No tangible property nor deliverables have been created by MBR, whether individually or jointly with AG Consulting ("AG"), under Section 4.1 of that certain General Agreement between AG and MBR effective as of September 22, 1998 and Section 15 of that certain Solution Center Agreement between AG and MBR effective as of January 29, 1999.

        3.34 Disclosure. No statement (including the representations, warranties and covenants) by MBR and the Shareholders contained in this Agreement, the MBR Disclosure Schedule, the other agreements, documents and applications to be entered into or filed in connection herewith, the exhibits and schedules attached hereto and any document, written statement or certificate furnished to Quest and its representatives by MBR and the Shareholders or their financial advisors pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF QUEST AND SUB

        Except as disclosed in the Quest disclosure schedule attached hereto (the "Quest Disclosure Schedule") or the Quest SEC Documents (as defined in
Section 4.6), Quest and Sub, jointly and severally, represent and warrant to MBR and the Shareholders as set forth below. The MBR Disclosure Schedule shall be arranged in sections corresponding to the specific numbered and lettered Section contained in this Agreement and shall not be deemed to cross-reference any other numbered or lettered Section unless an expressed reference is made to that effect.

        4.1 Organization and Standing; Certificate of Incorporation and Bylaws. Each of Quest and Sub is a corporation duly organized and validly existing under and is in good standing under the laws of the States of California. Each of Quest and Sub has requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Each of Quest and Sub is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the assets, liabilities, business, financial condition, results of operations, or prospects of Quest and Sub taken as a whole. Each of Quest and Sub has furnished MBR with copies of its respective Articles of Incorporation and Bylaws. Said copies are true, correct and complete and contain all amendments through the Closing Date.

        4.2 Capitalization. The authorized capital stock of Quest consists of 75,000,000 shares of Common Stock, no par value, of which 38,800,038 shares were issued and outstanding as of September 30, 1999 and 5,000,000 shares of Preferred Stock, no par value, none of which are issued and outstanding. The Merger Shares issuable in connection with the Merger have been duly authorized, and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and nonassessable. Except as disclosed in Section 4.2 of the Quest Disclosure Schedule, as of September 30, 1999, there were no options, warrants, conversion rights, rights of exchange or other rights, plans, agreements or commitments of any nature whatsoever (including, without limitation, conversion or preemptive rights) providing for the purchase, issuance or sale of any shares of Quest Common Stock or any securities convertible into or exchangeable for any shares of Quest Common Stock, other than as contemplated by this Agreement.

        4.3 Authorization. All corporate action on the part of each of Quest and Sub, and their respective directors and shareholders, necessary for the authorization, execution, delivery and performance of this Agreement and all other agreements to be entered into in connection herewith by Quest and Sub, and the performance of the respective obligations of Quest and Sub hereunder and thereunder has been taken or will be taken prior to the Closing Date. This Agreement and all other agreements to be entered into in connection herewith constitute the valid and binding obligations of each of Quest and Sub as the case may be, enforceable in accordance with their respective terms, except that such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.4 Compliance with Other Instruments. The execution and delivery of this Agreement and all other agreements to be entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any law, rule, regulation, judgment, order, decree or ordinance applicable to Quest or Sub or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Bylaws or Articles of Incorporation of Quest or Sub; or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Quest or Sub is a party or by which Quest or Sub or their respective properties or assets may be bound or affected.

        4.5 Governmental Consent, etc. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Quest or Sub in connection with the execution and delivery of this Agreement or the consummation by Quest and Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger and any other appropriate documentation with the California Secretary of State; (ii) such consents, approvals, orders, authorizations, registrations, or qualifications as may be required under state securities or Blue Sky laws in connection with the offer and sale of Quest Common Stock pursuant to the Merger; and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country which if not obtained or made would not have a material adverse effect on Quest.

        4.6 SEC Documents; Quest Financial Statements. Quest has furnished MBR with a true and complete copy of its final Prospectus dated August 13, 1999 filed by Quest with the United States Securities and Exchange Commission ("SEC") as part of its Form S-1 in connection with its initial public offering (the "Quest SEC Document"). The financial statements of Quest included in the Quest SEC Document complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied and fairly present the financial position of Quest at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments).

        4.7 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to the knowledge of Quest, threatened, against Quest or Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

        4.8 Disclosure. No statement (including the representations, warranties and covenants) by Quest contained in this Agreement, the Quest Disclosure Schedule, the Quest SEC Document (as of the date thereof), the other agreements, documents and applications to be entered into or filed in connection herewith, the exhibits and schedules attached hereto and any document, written statement or certificate furnished to MBR, the Shareholders and their representatives by Quest or its financial advisors pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                    ARTICLE V
                CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
                              ADDITIONAL AGREEMENTS

        During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time (except as otherwise provided herein), the parties hereto agree that:

        5.1 Conduct of Business of MBR. MBR shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, vendors, licensors and licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. MBR shall promptly notify Quest of any event or occurrence not in the ordinary course of business of MBR, and any event of which MBR is aware which reasonably would be expected to have a Material Adverse Effect on MBR (even if the likelihood of such event has previously been disclosed or could result from any item set forth in the MBR Disclosure Schedule). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or disclosed in the MBR Disclosure Schedule, MBR shall not, without the prior written consent of Quest:

               (a) Accelerate, amend or change the period of exercisability or the vesting schedule of any options, warrants or rights to purchase the capital stock of MBR or authorize cash payments in exchange for any such options;

               (b) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six months in duration, or to purchase fixed assets with an aggregate purchase price exceeding $25,000;

               (c) Grant any severance or termination pay to any director, officer, employee or consultant;

               (d) Transfer to any person or entity any rights to MBR's Intellectual Property Rights;

               (e) Enter into or amend any agreements pursuant to which any other party is granted marketing, advertising or other similar rights of any type or scope with respect to any products or services of MBR;

               (f) Amend or otherwise modify the material terms of any of the Contracts or Permits;

               (g) Commence a lawsuit other than for the routine collection of bills;

               (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service to MBR;

               (i) Issue, deliver or sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating MBR to issue any such shares of capital stock or other convertible securities, other than upon the exercise of options outstanding on the date hereof;

               (j) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (k) Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of MBR taken as a whole;

               (l) Sell, lease, license or otherwise dispose of any of MBR's material properties or assets outside of the ordinary course of business;

               (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

               (n) Adopt, amend or terminate any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under MBR's normal employee review cycle, or in connection with the hiring of employees other than officers in the ordinary course of business, or accrue any additional bonuses or deferred compensation, in all cases consistent with past practice;

               (o) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

               (p) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in MBR's Financial Statements;

               (q) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any tax claim or assessment;

               (r) Engage in any activities or transactions that are outside the ordinary course of its business;

               (s) Fail to pay or otherwise satisfy its material monetary obligations as they become due, except such as are being contested in good faith;

               (t) Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to MBR;

               (u) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

               (v) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which MBR directly or indirectly holds any interest on the date hereof;

               (w) Enter into any transactions with its officers, directors or shareholders or their affiliates;

               (x) Take any action or fail to take any action that would cause a Material Adverse Effect; or

               (y) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (x) above.

        5.2 Access to Information. MBR shall afford Quest and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of MBR's properties, books, contracts, commitments and records; and (ii) all other information concerning the business, properties and personnel of MBR as Quest may reasonably request. Without limiting the generality of the foregoing, MBR shall facilitate any contacts with MBR's customers that Quest may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All information gained in such investigation will be kept confidential, except for such information required to be disclosed by court order or decree in compliance with applicable law or that is otherwise in the public domain.

        5.3 Other Negotiations; Promissory Note. Unless and until this Agreement shall have been terminated pursuant to Section 7.1 hereof, neither MBR nor any Shareholder will, directly or indirectly, (and it will use its best efforts to assure that its officers, directors, employees, affiliates and legal, accounting and financial advisors do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than negotiations with Quest) regarding any acquisition of MBR, any merger or consolidation with or involving MBR, or any acquisition of a portion of the stock or assets of MBR. MBR agrees that any negotiations referred to in this
Section 5.3 (other than negotiations with Quest) in progress as of the date hereof will be suspended during the period referred to above and that, in no event, will MBR accept or enter into an agreement with any such third party regarding matters contemplated herein during such period. MBR and the Shareholders represent and warrant that they have the legal right to terminate or suspend any such pending negotiations with third parties. MBR will notify Quest immediately after receipt by MBR (or any of its officers, directors, employees, shareholders, affiliates or advisors) of any unsolicited proposal for, or inquiry respecting, any third party acquisition transaction or any request for nonpublic information in connection with such a proposal or inquiry or for access to the properties, books or records of MBR by any person or entity that informs MBR that it is considering making, or has made, such a proposal or inquiry. Such notice to Quest will be made orally and in writing and will indicate in reasonable detail the identity of the person making the proposal or inquiry and the terms and conditions of such proposal or inquiry.

        5.4 Breach of Representations and Warranties. In the event of and promptly after becoming aware of the occurrence or pending or threatened occurrence of any event which would cause any of the representations and warranties not to be true and correct, each party shall give detailed notice thereof to the other.

        5.5 Transaction Expenses. If the transactions contemplated hereby are not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. If the transactions contemplated hereby are consummated, all MBR Transaction Expenses shall be deemed expenses of the Shareholders and will be borne and paid by the Shareholders by reducing the Aggregate Cash Payment in accordance with Section 2.1(a)(i).

        5.6 Public Announcements. The parties shall make no public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of the other party; provided, that the parties may at any time make disclosure if it is advised by independent counsel that such disclosure is required under applicable law or regulatory authority, which disclosure will be subject to the prior review of Quest or MBR, as the case may be. Except as permitted by the preceding proviso, under no circumstances will the parties (or any of their respective officers, directors, employees or affiliates) discuss or disclose the existence or terms of this Agreement with or to any third party other than such legal, accounting and financial advisors of such parties who have a need to know such information.

        5.7 Escrow Agreement. At the Effective Time, MBR and the Shareholders shall cause the Shareholders' Agent (as defined in Section 8.6 below) to execute the Escrow Agreement contemplated by Article VIII in the form attached hereto as
Exhibit 5.7 ("Escrow Agreement").

        5.8 FIRPTA. MBR shall, prior to the Closing Date, provide Quest with a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, in form and substance satisfactory to Quest, which states that shares of common stock of MBR do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Quest's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, MBR shall have provided to Quest, as agent for MBR, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2) along with written authorization for Quest to deliver such notice form to the Internal Revenue Service on behalf of MBR upon the Closing of the Merger.

        5.9 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Quest and MBR shall use their respective reasonable good faith efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable Blue Sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

        5.10 NMS Listing. Quest shall authorize for listing on the Nasdaq National Market the Merger Shares, upon official notice of issuance.

        5.11 Employment Offer Letters; Termination of Employment Arrangements. All employees of MBR immediately prior to the Effective Time other than Rocha, Brusatto and Betty Rigdon ("Rigdon") (the "MBR Employees") will receive a standard Quest employment offer letter providing for the "at-will" employment of such employees under terms consistent with Quest's current employment practices for similarly situated employees. Immediately prior to the Effective Time and subject to the Closing of the Merger, MBR shall (i) terminate all employment arrangements with its employees and (ii) terminate the 1999 Commission Plan.

        5.12 Closing Option Grants. On the Closing Date, Quest shall, as part of their employment relationships with Quest, grant to the MBR Employees and Rocha, Brusatto and Rigdon options to purchase an aggregate of up to 90,000 shares of Quest Common Stock under and subject to the terms and conditions of Quest's 1999 Stock Incentive Plan (the "Four-Year Options"). The specific allocation of the Four-Year Options among the MBR Employees and Rocha, Brusatto and Rigdon, the exercise price, and the vesting schedule of such options are set forth in
Section 5.12(a) of the Quest Disclosure Schedule. On the Closing Date, Quest shall, as part of their employment relationships with Quest, also grant to the MBR Employees and Rocha, Brusatto and Rigdon options to purchase up to an additional 55,000 shares of Quest Common Stock under and subject to the terms and conditions of Quest's 1999 Stock Incentive Plan (the "One-Year Options"). The allocation of the One-Year Options, the exercise price, and the vesting schedule of such options are set forth in Section 5.12(b) of the Quest Disclosure Schedule. After the first year of employment with Quest, the MBR Employees will be considered for option grants under Quest's 1999 Stock Incentive Plan under the same terms and conditions as other similarly situated employees of Quest.

        5.13 Employee Bonuses. As part of their employment arrangements with Quest, the MBR Employees and Rocha, Brusatto and Rigdon will be eligible to earn bonuses in accordance with the "Special Bonus Plan" attached hereto as Exhibit 5.13.

        5.14 Consents of Swenson Advisors. The Shareholders shall use all reasonable commercial efforts to cause Swenson Advisors to deliver, on a timely basis, all necessary consents to the inclusion of the Financial Statements in all filings of Quest with the SEC.

        5.15 Voting Agreement. Each Shareholder agrees that he will execute and deliver the Voting Agreement on the date hereof.

        5.16 Receipt of Quest SEC Document. Each Shareholder hereby acknowledges that he has received a copy of the Quest SEC Document in connection with his investment decision to receive Quest Common Stock in partial consideration for such Shareholder's MBR Common Stock.

        5.17 Transfer of Rights to Technology. Each of the Shareholders, effective as of the Effective Time, transfers, sells, assigns and otherwise conveys to the Surviving Corporation, all right, title and interest that he may hold, individually or jointly with any other person or entity, directly or indirectly, in or to the Intellectual Property Rights.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

        6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

               (a) Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal; (ii) prohibit Quest or the Surviving Corporation's ownership or operation of all or a material portion of the business or assets of MBR or Quest, or compel Quest or MBR to dispose of or hold separate all or a material portion of the business or assets of MBR or Quest as a result of the Merger; or (iii) render Quest, Sub or MBR unable to consummate the Merger.

               (b) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court or other governmental entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking relief against MBR, the Surviving Corporation or Quest if the Merger is consummated, shall be pending which, in the good faith judgment of MBR's or Quest's Board of Directors (acting upon the written opinion of outside counsel) has a reasonable probability of resulting in such order, injunction or relief and such relief would have a Material Adverse Effect on Quest or the Surviving Corporation. In the event any such order or injunction shall have been issued, each party agrees to use all reasonable commercial efforts to have any such injunction lifted.

               (c) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, other than filings and approvals relating to the Merger or affecting Quest's ownership of MBR or any of its properties if failure to make such filing or obtain such approval would not be materially adverse to Quest or MBR.

               (d) Nasdaq. The Merger Shares shall have been approved for quotation on the Nasdaq National Market.

               (e) California Permit. The Quest Common Stock (i) shall have been qualified under the California Securities Law of 1968, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law; (ii) shall be exempt from the registration requirements of Section 5 of the Securities Act of 1933 ("1933

Act") by virtue of Section 3(a)(10) thereof; and (iii) shall be freely tradeable, subject to the provisions of Rule 145 promulgated under the 1933 Act and certain No-Action Letters of the SEC related thereto.

        6.2 Conditions of Obligations of Quest and Sub. The obligations of Quest and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Quest and Sub:

               (a) Representations and Warranties. The representations and warranties of MBR and the Shareholders set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made on and as of each such date, and Quest shall have received a certificate signed by the Chief Executive Officer of MBR and from the Shareholders to such effect on and dated the Closing Date.

               (b) No Material Adverse Change. There shall have been no material adverse change in the assets, liabilities, business, financial condition or prospects of MBR from the date hereof through the Closing Date, and Quest shall have received a certificate signed by the Chief Executive Officer of MBR and from the Shareholders to such effect on and dated the Closing Date. Notwithstanding the foregoing, in no event shall (i) the use of all available cash of MBR at the Closing Date to repay the Promissory Notes be deemed a Material Adverse Effect, and (ii) in no event shall the effect of the "burn rate" disclosed in Section 3.5 of the MBR Disclosure Schedule be deemed a Material Adverse Effect.

               (c) Performance of Obligations. MBR and the Shareholders shall have performed all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date, and Quest shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of MBR to such effect with respect to MBR on and dated the Closing Date.

               (d) Opinion of MBR's Counsel. Quest shall have received an opinion, on and dated the Closing Date, from Gibson Dunn & Crutcher, special counsel to MBR, in form and substance reasonably satisfactory to Quest, substantially in the form attached hereto as Exhibit 6.2(d).

               (e) Employment Agreements. Each of Rocha and Brusatto shall continue to be employed by Quest or the Surviving Corporation at the Closing (and shall not have given any notice or other indication that they will not continue to be willing to be employed by Quest or the Surviving Corporation following the Merger). Each of Rocha and Brusatto shall have delivered to Quest an executed copy of their respective Employment Agreement in the form attached hereto as Exhibit 6.2(e) (the "Employment Agreement").

               (f) Consents. Quest shall have received duly executed copies of all consents of third parties (other than governmental entities) required by MBR to consummate the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Quest.

               (g) Noncompetition Agreements. Quest shall have received Noncompetition Agreements in the form attached hereto as Exhibit 6.2(g), executed by each of Rocha, Brusatto and Rigdon.

               (h) Dissenter's Rights. Holders of not more than five percent (5%) of MBR's issued and outstanding capital stock as of the Closing shall have elected to exercise appraisal rights under the CGCL with respect to the Merger.

               (i) Secretary's Certificate. MBR shall have delivered to Quest a certificate of its Secretary certifying as to:

                    (i) Resolutions of its shareholders and Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.

               (j) Escrow Agreement. The Shareholders' Agent shall have executed the Escrow Agreement.

               (k) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite votes of MBR's shareholders in accordance with the CGCL.

               (l) MBR Warrant Held By the Ellingtons. Immediately prior to the Effective Time, the MBR Warrant to purchase 5,000 shares of MBR Common Stock issued to Michael and Nancy Ellington (the "Ellingtons") shall be canceled and terminated in all respects in exchange for up to $45,000 in cash from Quest.

               (m) Board and Officer Resignations. MBR shall have received written letters of resignation from each of the current members of the MBR Board of Directors and from each of the officers of MBR.

               (n) Termination of MBR Employees. MBR shall have terminated its employment arrangements with all of its employees.

               (o) Life Insurance Policies. All life insurance policies maintained by MBR on behalf of any of its employees or shareholders shall be terminated.

               (p) Termination of 1999 Commission Plan. MBR shall have terminated the 1999 Commission Plan.

        6.3 Conditions of Obligations of MBR and the Shareholders. The obligation of MBR and the Shareholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by MBR and the
Shareholders:

               (a) Representations and Warranties. The representations and warranties of Quest and Sub set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects)
(i) as of the date of this Agreement; and (ii) as of the Closing Date as though made on and as of each such date, except as otherwise contemplated by this Agreement, and MBR and the Shareholders shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Quest to such effect on and dated the Closing Date.

               (b) Performance of Obligations of Quest and Sub. Quest and Sub shall have performed all obligations and covenants required to be performed by them under this Agreement and the Merger Agreement prior to the Closing Date, and MBR shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Quest to such effect on and dated the Closing Date.

               (c) Opinion of Quest's Counsel. MBR shall have received an opinion on and dated the Closing Date of Brobeck, Phleger & Harrison LLP, counsel to Quest, in form and substance reasonably satisfactory to MBR, substantially in the form attached hereto as Exhibit 6.3(c).

               (d) Employment Agreements. Quest shall have delivered to each of Rocha, Brusatto and Rigdon an executed copy of the Employment Agreement for each of them.

               (e) Secretary's Certificate. Each of Quest and Sub shall have delivered to MBR and the Shareholders a certificate of its Secretary certifying:

                        (i) Resolutions of its shareholders, if necessary, and
                its Board of Directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                        (ii) The incumbency of its officers executing this
                Agreement and all agreements and documents contemplated hereby.

                                  ARTICLE VII
                                  TERMINATION

        7.1 Termination.

               (a) This Agreement may be terminated at any time prior to the Effective Time:

                        (i) by mutual written agreement of Quest and MBR;

                        (ii) by Quest (provided Quest is not in material breach
                of this Agreement), if there has been a breach by MBR or the Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement on the part of MBR or the Shareholders which is material and which MBR or the Shareholders fail to cure within 10 business days after notice thereof is given by Quest (except that no cure period shall be provided for a breach by MBR or the Shareholders which by its nature cannot be cured);

                        (iii) by Quest if the Board of Directors of MBR amends,
                withholds or withdraws its recommendation of the Merger (provided Quest is not in material breach of this Agreement);

                        (iv) by MBR (provided MBR is not in material breach of
                this Agreement), if there has been a breach by Quest or Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Quest or Sub which is material and which Quest or Sub, as the case may be, fails to cure within 10 business days after notice thereof is given by MBR (except that no cure period shall be provided for a breach by Quest or Sub which by its nature cannot be cured);

                        (v) by Quest, by giving written notice to MBR, if the
                Closing shall not have occurred on or before January 5, 2000 by reason of the failure of any condition precedent under Section
                6.1 and 6.2 (unless the failure results primarily from a breach by Quest of any representation, warranty, or covenant of Quest contained in this Agreement or Quest's failure to fulfill a condition precedent to Closing or other default);

                        (vi) by MBR, by giving written notice to Quest, if the
                Closing shall not have occurred on or before January 5, 2000 by reason of the failure of any condition precedent under Section
                6.1 and 6.3 (unless the failure results primarily from a breach by MBR or the Shareholders of any representation, warranty, or covenant of MBR or the Shareholders contained in this Agreement or MBR's or the Shareholders' failure to fulfill a condition precedent to Closing or other default); or

                        (vii) by Quest or MBR if (A) any permanent injunction or
                other order of a court or other competent authority preventing the Merger shall have become final and nonappealable; or (B) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make consummation of the Merger illegal or which would prohibit Quest or the Surviving Corporation's ownership or operation of all or a material portion of the business of MBR, or compel Quest or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of MBR or Quest or the Surviving Corporation as a result of the Merger.

               (b) Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party authorized to take such action.

               (c) If either Quest or MBR terminates this Agreement pursuant to this Section 7.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party for breach of this Agreement); provided, that the agreements contained in Sections 5.3, 5.5, 5.6, 7.1(c), 10.7, 10.8, 10.13, 10.14 and 10.15
hereof shall survive.

                                  ARTICLE VIII
                         INDEMNIFICATION AND ESCROW FUND

        8.1 Indemnity and Escrow Fund. The Shareholders shall indemnify and hold harmless Quest and the Surviving Corporation in respect of any and all Damages (as defined below) that Quest or the Surviving Corporation incur by reason of any Indemnifiable Items (as defined below). To secure performance of such indemnification obligations, as soon as practicable after the Effective Time, 10% of the Merger Shares (the "Escrow Shares") shall be deposited with and registered in the name of Quest as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as
Exhibit 5.7. The Escrow Fund shall be available to compensate Quest and the Surviving Corporation for any loss, expense, liability or other damage, including, without limitation, reasonable attorneys' fees, accountants' fees, and all other reasonable costs and expenses of litigation, investigation, defense or settlement of claims (including costs of all appeals related thereto) or threats thereof and amounts paid in settlement to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Quest and the Surviving Corporation incur by reason of (i) the breach by MBR or any Shareholder of any representation, warranty, covenant or agreement of MBR or any Shareholder contained herein; and (ii) any of the matters set forth in
Exhibit 8.1 hereto (collectively, (i) and (ii) shall be referred to as "Indemnifiable Items"). Nothing contained in this Article VIII shall limit the liability (i) of MBR or any Shareholder for any breach of any representation, warranty or covenant if the Merger does not close; or (ii) of any Shareholder in connection with any breach by such Shareholder of the Voting Agreement.

        8.2 Escrow Period. The Escrow Period shall terminate at the expiration of 12 months following the Closing Date; provided, that a portion of the Escrow Fund, which, in the reasonable judgment of Quest, subject to the objection of the Shareholders' Agent (defined in Section 8.6 below) and the subsequent resolution or arbitration of the matter in the manner provided in Section 8.5, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined in Section 8.3(a) below) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

        8.3 Claims Upon Escrow Fund.

               (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate of Quest (an "Officer's Certificate") specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the Indemnifiable Item which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.4 hereof, deliver to Quest out of the Escrow Fund, as promptly as practicable, Quest Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

               (b) For the purpose of compensating Quest for its Damages from the Escrow Fund, the Quest Common Stock in the Escrow Fund shall be valued at the average of the closing prices of the Common Stock of Quest, as reported by the Nasdaq National Market over the period of five trading days ending on the trading day preceding the date on which the Quest Common Stock is delivered by the Escrow Agent to Quest.

        8.4 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent and for a period of 15 days after such delivery, the Escrow Agent shall make no delivery of Quest Common Stock or other property pursuant to Section 8.3 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such 15-day period, the Escrow Agent shall make delivery of the Quest Common Stock or other property in the Escrow Fund in accordance with Section 8.3 hereof; provided, that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Quest prior to the expiration of such 15-day period.

        8.5 Attempt to Resolve Conflicts; Arbitration.

               (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Quest made in any Officer's Certificate or otherwise, Quest shall have 30 days to respond in a written statement to the objection of the Shareholders' Agent. If after such 30-day period there remains a dispute as to any claims, the Shareholders' Agent and Quest shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Quest should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall, if a claim is being made against the Escrow Fund, be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Quest Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

               (b) If no such agreement can be reached after good faith negotiation, either Quest or the Shareholders' Agent may, by written notice to the other, demand binding arbitration of the matter unless the Damages are at issue in pending litigation with a third party. If the Damages are at issue in pending litigation, then the arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, Quest and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

               (c) Any such arbitration shall be held in the County of Orange, California under the commercial rules then in effect of the American Arbitration Association. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate court in the County of Orange, California and in connection with such action to compel the laws of the State of California to control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

               (d) If a dispute is submitted for arbitration as provided in this
Section 8.5, the Escrow Agent shall continue to hold Escrow Shares in the Escrow Fund having a value sufficient to cover the Damages related to such dispute (the "Contested Damages") (but only to the extent that there are Escrow Shares remaining in the Escrow Fund) until: (i) delivery of a copy of a settlement agreement executed by Quest and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the release of such Escrow Shares that shall be made with respect to the Contested Damages; (ii) delivery of a copy of the final decision of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares that shall be made with respect to the Contested Damages; or (iii) receipt of a court order or judgment directing the Escrow Agent to act with respect to the distribution of any Escrow Shares. The Escrow Agent shall thereupon release the Escrow Shares from the Escrow Fund (to the extent Escrow Shares are then held in the Escrow Fund) in accordance with such settlement agreement, arbitrator's instructions, court order or judgment, as applicable. If any controversy arises involving any party to this Agreement (other than the Escrow Agent) concerning the subject matter of this Agreement, including Contested Damages, the Escrow Agent will not be required to resolve the controversy.

        8.6 Shareholders' Agent.

               (a) Rocha shall be constituted and appointed as agent ("Shareholders' Agent") for and on behalf of the MBR shareholders to give and receive notices and communications, to authorize delivery to Quest of the Quest Common Stock or other property from the Escrow Fund in satisfaction of claims by Quest, to settle any other claims for indemnification, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Quest. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the MBR shareholders.

               (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The MBR shareholders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) The Shareholders' Agent shall have reasonable access to information about MBR and the reasonable assistance of MBR's officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about MBR to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

        8.7 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all MBR shareholders for whom shares of Quest Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such MBR shareholder, and the Escrow Agent and Quest may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such MBR shareholder. The Escrow Agent and Quest are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

        8.8 Third-Party Claims. In the event that a third party asserts or threatens a claim which Quest believes may result in a demand against the Escrow Fund, Quest shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent on behalf of the MBR shareholders for whom shares of Quest Common Stock otherwise issuable or payable to them are deposited in the Escrow Fund shall be entitled, at such shareholders' expense, to participate in any defense of such claim. Unless the Shareholder's Agent elects to assume such defense (with counsel reasonably acceptable to Quest, and, provided, that the Shareholder's Agent has the reasonable means to put on such a defense), Quest shall have the right to settle any such claim (with its own counsel); provided, that Quest may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent and the former MBR shareholders shall have no power or authority to object under Section 8.4 or any other provision of this Article VIII to the amount of any claim by Quest against the Escrow Fund for indemnity with respect to such settlement.

        8.9 Limitations.

               (a) Notwithstanding anything else set forth herein, Quest and the Surviving Corporation may not receive any Escrow Shares from the Escrow Fund and shall not otherwise be entitled to any indemnification under this Article VIII unless and until an Officer's Certificate or Certificates identifying Damages of at least an amount equal to the sum of $75,000, in the aggregate for any and all claims for Damages has or have been delivered to the Escrow Agent and Shareholders' Agent as provided in Sections 8.3 and 8.4, in which case Quest shall be entitled to receive Escrow Shares equal in value to the full amount of any and all Damages exceeding $75,000.

               (b) Notwithstanding anything else set forth herein, Quest and the Surviving Corporation shall not be compensated from the Escrow Fund or otherwise in respect of any Damages that are covered by insurance proceeds from insurance owned by MBR and paid for by the Shareholders prior to the Effective Time to the extent that Quest and/or such other persons actually receive such insurance proceeds to cover such Damages from such insurance (including all costs and expenses incurred in pursuing and collecting such insurance proceeds).

               (c) The parties hereto understand and agree that the indemnity obligations of the Shareholders under this Article VIII shall terminate 12 months from the Closing Date, except (i) insofar as a claim for indemnification under this Article VIII has been asserted and such claim has not been resolved in accordance with the terms of the this Agreement, the Escrow Agreement or otherwise, or (ii) for any Damages incurred by Quest or the Surviving Corporation as a result of a breach of the representations and warranties set forth in Sections 3.2 (Capitalization) and 3.25 (Taxes), in which case the indemnity obligations shall terminate upon the expiration of the relevant statute of limitations. No Shareholder shall be personally liable under this
Article VIII for any Damages beyond the consideration received by such Shareholder under this Agreement (as such consideration may be reduced by federal and state income taxes imposed). In the event that any payment by a Shareholder to Quest is actually reduced by virtue of a reduction in maximum aggregate liability caused by the imposition of federal or state income taxes, the Shareholder shall deliver a promissory note to Quest in the amount of such actual payment reduction containing the following terms: (i) the promissory note will be a non-recourse obligation of such Shareholder, payable only if and to the extent that such Shareholder derives a tax benefit from the payment of its liability under this Article VIII; (ii) the promissory note will have a principal amount equal to the amount of the payment reduction and will bear interest at the overpayment rate established under Section 6621 of the Internal Revenue Code of 1986, as amended, and (iii) the promissory note will have a final maturity of 10 years but will provide for mandatory prepayments at the time Shareholder derives a tax benefit from the payment of its liability under this Article VIII. Each Shareholder agrees to seek a refund and otherwise use any loss or deduction arising from such payment so as to maximize the amount of its tax benefit. Furthermore, Quest shall be entitled to review any tax return making a refund claim, current use or carryforward of any such loss or deduction, and to assume the conduct of any contest involving a dispute over such a claim, current use or carryforward for claims.

               (d) Nothing herein shall limit Quest's or the Surviving Corporation's rights to seek recourse against any person or entity for claims based on fraud.

                                   ARTICLE IX
                              ADDITIONAL COVENANTS

        9.1 Shareholder Liabilities. On the Closing Date, the Surviving Corporation shall pay up to $425,000 in cash to Tudela, Mai and the Ellingtons to repay loans made previously by such individuals to MBR; provided, that such individuals provide Quest with documentation of such loans in a form that is reasonably acceptable to Quest. Upon payment, MBR shall cause the holders of such loans to cancel the same. If the principal and accrued interest on such loans exceed $425,000 as of the Closing Date, such overage (the "Excess Shareholder Loan Amount") shall be deducted from the Aggregate Cash Payment in accordance with Section 2.1(a)(i).

        9.2 Releases. As soon as practicable after the Closing Date, (i) Quest will cause the personal guaranties of Rocha, Brusatto, Mai, and Tudela on MBR's leases listed in Section 9.2 of the MBR Disclosure Schedule, to be canceled and
(ii) Quest and MBR shall cooperate in subletting or negotiating a release from the building lease on the property MBR currently occupies.

        9.3 Rule 144(c). Quest will, at all times, ensure that the requirements of Rule 144(c) are satisfied in order that the Shareholders may freely sell their Merger Shares pursuant to Rule 145.

                                    ARTICLE X
                               GENERAL PROVISIONS

        10.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and shall terminate 12 months after the Closing Date; provided, that the representations and warranties set forth in Sections 3.2 and
3.25 shall survive until the expiration of the relevant statute of limitations.

        10.2 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of the Merger by the shareholders of MBR; provided, that following approval of the Merger by the shareholders of MBR, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        10.3 Extension; Waiver. At any time prior to the Effective Time, each of MBR and Quest, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other; (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        10.4 Notices and Consents. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by overnight delivery service) or mailed by registered or certified mail (return receipt requested) or sent by facsimile (with receipt confirmed), to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice):

               (a) if to Quest or Sub to:

                      Quest Software, Inc.
                      8001 Irvine Center Drive
                      Irvine, CA  92618
                      Attn:  President
                      Telephone No.:  (949)  754-8000
                      Facsimile No.:  (949) 754-8999

                      with a copy to:

                      Brobeck, Phleger & Harrison LLP
                      38 Technology Drive

                      Irvine, CA  92618
                      Attn:  Greg T. Williams, Esq.
                      Telephone No.:  (949) 790-6300
                      Facsimile No.:  (949) 790-6301

               (b) if to MBR to:

                      MBR Technologies, Inc.
                      11 Golden Shore, Suite 320
                      Long Beach, CA 90802
                      Attn:  John Rocha
                      Telephone No.:  (562) 495-0077
                      Facsimile No.:  (562) 495-0027

                      with a copy to:

                      Gibson Dunn & Crutcher LLP
                      4 Park Plaza
                      Irvine, CA 92614
                      Attn:  Mark W. Shurtleff, Esq.
                      Telephone No.:  (949) 451-3800
                      Facsimile No.:  (949) 451-4220

               (c) if to the Shareholders to:

                      John Rocha
                      3344 E. 1st Street
                      Long Beach, CA 90803

                      Joseph F. Brusatto
                      34550 E. Benton Road
                      Hemet, CA  92544

                      Michael Q. Mai
                      19621 Dearborne Circle
                      Huntington Beach, CA  92648

                      Vicente Perez de Tudela
                      19502 Ranch Lane, #102
                      Huntington Beach, CA  92648

        10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        10.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (including, without limitation, that certain Letter Agreement dated September 30, 1999 among MBR, Quest, Rocha, Brusatto, Mai and Tudela), among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

        10.8 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.9 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        10.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

        10.11 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        10.12 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be solely between the parties to this Agreement.

        10.13 Mutual Drafting. This Agreement is the joint product of Quest, MBR and the Shareholders, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Quest, MBR and the Shareholders, and shall not be construed for or against any party hereto.

        10.14 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        10.15 Specific Performance. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. EXCEPT WHERE THIS AGREEMENT SPECIFICALLY PROVIDES FOR ARBITRATION, IT IS AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

        IN WITNESS WHEREOF, Quest, Sub, MBR and the Shareholders have caused this Agreement to be signed, all as of the date first written above.

                                     QUEST SOFTWARE, INC.


                                     By: /s/  Vincent C. Smith
                                        ----------------------------------------
                                     Name:  Vincent C. Smith
                                     Title:  Chief Executive Officer


                                     QUEST ACQUISITION CORPORATION


                                     By: /s/  David Doyle
                                        ----------------------------------------
                                     Name:  David Doyle
                                     Title:  President


                                     MBR TECHNOLOGIES, INC.


                                     By: /s/  John Rocha
                                        ----------------------------------------
                                     Name:  John Rocha
                                     Title:  Chief Executive Officer


                                     THE SHAREHOLDERS
                                     (Individually)


                                     /s/ John Rocha
                                     -------------------------------------------
                                     John Rocha


                                     /s/  Joseph F. Brusatto
                                     -------------------------------------------
                                     Joseph F. Brusatto


                                     /s/  Michael Q. Mai
                                     -------------------------------------------
                                     Michael Q. Mai


                                     /s/  Vicente Perez de Tudela
                                     -------------------------------------------
                                     Vicente Perez de Tudela

                                   Exhibit 8.1

                         Additional Indemnifiable Items
                         ------------------------------


- Any actual or threatened claim arising out of or related to the ownership of or rights to the Intellectual Property Rights, including, without limitation, the Stat! software.

- Any taxes that MBR may owe to any taxing authority, other than as set forth (i) on the six-month balance sheet included in the Interim Information, and (ii) in the MBR Disclosure Schedule.

- Any damages related to or arising under any non-compliance of the MBR Rights with federal and state securities laws.

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This First Amendment, dated as of December 6, 1999 (this "First Amendment"), to that certain Agreement and Plan of Merger, dated as of November 2, 1999 (the "Agreement"), by and among Quest Software, Inc. ("Quest"), Quest Acquisition Corporation ("QAC"), MBR Technologies, Inc. ("MBR") and certain of its shareholders, is made by and among the parties set forth on the signature pages hereto. Unless otherwise defined herein, capitalized terms shall have the meaning given them in the Agreement.

         WHEREAS, Quest and QAC desire to assign all of QAC's right, title and interest in and to the Agreement to Quest Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Quest ("Sub"), and Sub desires to assume such right, title and interest, as provided herein.

         WHEREAS, in anticipation of the Closing, the parties to the Agreement wish to make certain other amendments to the Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. References to the Agreement. All references in the Agreement to "this Agreement," and to all other words referring to the Agreement (such as "herein," "hereto," "herewith" and "hereunder"), shall be deemed to mean and refer to the Agreement, as amended by this First Amendment.

2. Assignment and Assumption. QAC hereby assigns to Sub all of QAC's right, title and interest in and to the Agreement. Sub hereby assumes all of QAC's right, title and interest in and to the Agreement.

3.   Amendments to the Agreement.

     3.1. Section 1.1 of the Agreement is hereby deleted in its entirety and replaced by the following:

               "1.1 Merger; Effective Time of the Merger. Upon the terms and conditions hereinafter set forth and in accordance with the California General Corporation Law ("CGCL") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as defined in Section 1.3 below), Sub shall be merged with and into MBR (the "Merger"), and thereupon, the separate existence of Sub shall cease and MBR, as the Surviving Corporation (as defined in Section 1.4 below), shall continue to exist under and be governed by the CGCL."

     3.2. Section 1.3 of the Agreement is hereby deleted in its entirety and replaced by the following:

               "1.3 Effective Time. As soon as practicable after all of the conditions set forth in Article VI are satisfied or waived, the parties hereto shall cause an Agreement of Merger (or like instrument) and any other appropriate documentation ("Agreement of Merger") meeting the requirements of Section 1103 of the CGCL and Section 252 of the DGCL to be properly executed and filed in accordance with the CGCL and the DGCL on the Closing Date. The Merger shall become effective at the time of acceptance by the Secretary of State of the State of California of such filing in accordance with the CGCL, or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     3.3. Section 1.4 of the Agreement is hereby deleted in its entirety and replaced by the following:

               "1.4 Effect of the Merger. At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into MBR (MBR and Sub are sometimes referred to herein as the "Constituent Corporations," and MBR, after giving effect to the Merger, is sometimes referred to herein as the "Surviving Corporation"); (ii) the Articles of Incorporation of MBR, as amended and restated in substantially the form attached hereto as
               Exhibit 1.4(ii), shall be the Articles of Incorporation of the Surviving Corporation; (iii) the Bylaws of MBR, as amended and restated in substantially the form attached hereto as Exhibit 1.4(iii), shall be the Bylaws of the Surviving Corporation; (iv) the directors and officers of Sub shall be the directors and officers of the Surviving Corporation; and (v) the Merger shall have all the effects provided by the applicable provisions of the CGCL. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions and duties of each of the Constituent Corporations."

     3.4. Section 2.3 of the Agreement is hereby deleted in its entirety and replaced by the following:

               "2.3 Surrender of MBR Common Stock Certificates and Delivery of
                    Quest Common Stock Certificates and Cash.

                    (a) Exchange Procedures for Shares of Quest Common Stock. Prior to the Closing Date, MBR shall mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MBR Common Stock (the "Certificates") whose shares were converted into a right to receive shares of Quest Common Stock and a portion of the Aggregate Cash Payment pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Quest at the Effective Time and shall be in such form and have such other provisions as Quest may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the appropriate number of shares of Quest Common Stock and the appropriate portion of the Aggregate Cash Payment. Upon surrender of the Certificates by the MBR shareholders to MBR, MBR shall hold the Certificates on behalf of the MBR shareholders until the Closing Date, at which time MBR shall surrender to Quest the Certificates at the Effective Time, together with the letters of transmittal, duly completed and validly executed in accordance with the instructions thereto. Upon surrender of a Certificate for cancellation to Quest and the delivery of the letter of transmittal, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate representing the number of whole shares of Quest Common Stock and the portion of the Aggregate Cash Payment which such holder has the right to receive pursuant to Section 2.1. The Certificates so surrendered to Quest shall forthwith be canceled. Until so surrendered, each outstanding Certificate (except a Certificate representing Dissenting Shares, if any) will be deemed, from and after the Effective Time, to represent solely the right to receive upon such surrender that number of full shares of Quest Common Stock and the portion of the Aggregate Cash Payment into which such shares of MBR Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares, both in accordance with Section 2.1.

                    (b) Issuance of Quest Common Stock and Payment of Aggregate Cash Payment. Promptly after the Effective Time, Quest shall instruct U.S. Stock Transfer Corporation to issue to each MBR shareholder the appropriate number of shares of Quest Common Stock issuable pursuant to Section 2.1 for the shares of MBR Common Stock delivered pursuant to Section 2.3(a), less the applicable number of shares of Quest Common Stock to be deposited into the Escrow Fund (as defined in Section
                    8.1 below) pursuant to the requirements of Article VIII of this Agreement and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.1(d). In addition, on the Closing Date, upon the terms and subject to the conditions contained in this Agreement, in accordance with Section 2.1, Quest shall pay to each holder of a Certificate an amount in immediately available funds equal to the product of (i) the number of shares of MBR Common Stock delivered by such holder and (ii) the Per Share Cash Payment.

                    (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Quest Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Quest Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate.

                    Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of Quest Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Quest Common Stock.

                    (d) Transfers of Ownership. If any certificate for shares of Quest Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Quest or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Quest Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of Quest or any agent designated by it that such tax has been paid or is not payable.

                    (e) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of U.S. Stock Transfer Corporation, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Quest Common Stock or MBR Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law."

     3.5. The first sentence of Section 4.1 is hereby deleted and replaced by the following:

                    "Each of Quest and Sub is a corporation duly organized and validly existing under and is in good standing under the laws of the States of California and Delaware, respectively.

4. Effect of Amendment. The Agreement, as amended hereby, shall remain in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.


                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties have caused this First Amendment to Agreement and Plan of Merger to be executed and delivered as of the date first written above.


                                             QUEST SOFTWARE, INC.


                                             By:  /s/  Vincent C. Smith
                                                ------------------------
                                                Name:  Vincent C. Smith
                                                Title: Chief Executive Officer


                                             QUEST MERGER CORPORATION


                                             By:  /s/  David M. Doyle
                                                ------------------------
                                                Name:  David M. Doyle
                                                Title: President


                                             QUEST ACQUISITION CORPORATION


                                             By: /s/  David M. Doyle
                                                ------------------------
                                                Name:  David M. Doyle
                                                Title: President


                                             MBR TECHNOLOGIES, INC.


                                             By:  /s/  John Rocha
                                                ------------------------
                                                Name:  John Rocha
                                                Title: Chief Executive Officer


       [SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

                                                  /s/  John Rocha
                                                  -----------------------
                                                       John Rocha



                                                  /s/  Joseph F. Brusatto
                                                  -----------------------
                                                       Joseph F. Brusatto



                                                  /s/  Michael Q. Mai
                                                  -----------------------
                                                       Michael Q. Mai



                                                  /s/  Vicente Perez de Tudela
                                                  ----------------------------
                                                       Vicente Perez de Tudela




       [SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER]